Filed pursuant to Rule 424(b)(3)
Registration No. 333-137024

PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2006 SUPPLEMENTS NEW WESTFIELD FINANCIAL, INC. PROSPECTUS DATED NOVEMBER 8, 2006

New Westfield Financial, Inc. (Proposed Holding Company for Westfield Bank)

This supplements the prospectus of New Westfield Financial, Inc. dated November 8, 2006. This prospectus supplement should be read together with the prospectus.

The subscription offering and the community offering have concluded.

The subscription offering and community offering portion of our second step conversion concluded on December 12, 2006. More than 2,457 orders from depositors were received in the subscription offering, and more than 305 orders were received in the community offering, totaling 9,861,832 shares. The number of shares available for sale in the syndicated offering will be reduced by the number of shares sold in the subscription offering and in the community offering. In order to complete the offering of our common stock, we must sell at least 13,600,000 shares of common stock, which is the minimum of our offering range. We retain the right to accept or reject in whole or in part any order in the syndicated offering.

We are increasing the number of shares that you may purchase in all categories of the offering combined.

•	The individual purchase limitation of 50,000 shares has been increased to 150,000 shares.

•	The purchase limitation for persons, with associates, or with persons acting in concert, has been increased from 100,000 shares to 300,000 shares.

The ownership limitations for current Westfield Financial, Inc. stockholders disclosed in the prospectus remain unchanged.

If you previously have submitted an order in the subscription offering for 50,000 shares, you may increase your order by submitting an additional stock order form for the additional shares with full payment for the additional shares ordered. If you wish to increase your order, we must receive your completed stock order form, with full payment or direct deposit account withdrawal authorization, not later than 12:00 noon, Eastern time, on December 27, 2006.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS

The date of this prospectus supplement is December 13, 2006.